Exhibit 15.2

PKF Brisbane Audit ABN 33 873 151 348 Level 6, 10 Eagle Street Brisbane, QLD 4000 Australia +61 7 3839 9733 brisbane@pkf.com.au pkf.com.au

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-270218) of our report dated 31 October 2023, relating to the financial statements, which appears in this Form 20-F.

/S/ PKF BRISBANE AUDIT

Brisbane, Australia

31 October 2023

PKF Brisbane Pty Ltd is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separately owned legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s). Liability limited by a scheme approved under Professional Standards Legislation.